Exhibit 10.1

   Contract for Transfer of Outdoor Billboards

Party A: Shanghai Haosheng Advertising Co., Ltd.
Address: Section B, Building 22, No. 58, Xiangcheng Road, Pudong New District, Shanghai, China
Tel: 021-68406105   Fax：021-68406092
 Legal Representative:

Party B: Shanghai Vastitude Advertising & Media Co., Ltd.
Address:
Tel:               Fax:
Legal Representative: Ma Ming

Whereas:

1.    Shanghai Haosheng Co., Ltd. (Party A), as the owner of the five billboards as set out in Article 1 of this Contract and the relevant rights to advertisement operation (hereinafter “Target Outdoor Billboards and Relevant Rights of Advertisement Operation”), has right to use the Target Outdoor Billboards to release commercial advertisements;

2.    Shanghai Vastitude Advertising & Media Co., Ltd. (Party B) is a qualified operator of outdoor advertisements;

3.    Party A wishes to transfer the Target Outdoor Billboards and all relevant rights of advertisement operation to Party B (“Relevant Rights of Advertisement Opertion”) and Party B wishes to accept such transfer;

4.    The outdoor advertising contracts that have been previously signed by Party A with respect to the Target Outdoor Billboards (hereinafter the “original advertising contracts”) are attached hereto as Appendix I and the contracts for site occupancy that Party A has signed with respect to the Target Outdoor Billboards (hereinafter the “original contracts for site occupancy”) are attached hereto as Appendix II;

Through friendly consultation, Party A and Party B have reached the agreement as follows under the principles of mutual benefit and reciprocity:

I.  Information about Target Outdoor Billboards

Serial No.	location	Form	Area
No. 7	south side of Welcome Boulevard and southeast of Far East Boulevard Overpass, Pudong Airport,	triple-sided single-column aerogun-shaped sign	18M（W）X7M（H）X 3=378 m2
No. 9	south side of Welcome Boulevard and east of Chuan Nan Feng Gong Road, Pudong Airport	double-sided single-column aerogun-shaped sign	18M（W）X6M（H）X 2=216 m2
No. 19	North side of Welcome Boulevard and 600 meters west of Chuansha Road, Pudong Airport	double-sided single-column aerogun-shaped sign	18M（W）X6M（H）X 2=216 m2
No. 21	south side of Welcome Boulevard and east of Huadong Road Overpass, Pudong Airport,	double-sided single-column aerogun-shaped sign	18．6M（W）X6.3M（H）X 2=216m2
	in front of Bank of China Tower, Lujiazui Metro Plaza,	four-sided sign, spray paint and three sides rotated	three side rotation 21M（W）X6.M（H）=126m2, fixed picture：6M（H）X（20M+11.5M+8.5M）(W）=240m2

There are five Target Outdoor Billboards in total and they are to be used by Party B to release commercial advertisements.

II. Subject of Transfer
The Parties agree that, Party A hereby transfers its title to all of the Target Outdoor Billboards and Relevant Rights of Advertisement Operation as set forth in Article 1 to Party B in consideration of  Sixteen Million RMB.

III. Representations and Warranties
1.    Party A represents that, it is a company duly incorporated in China and currently is the rightful owner of the Target Outdoor Billboards and the Relevant Rights of Advertisement Operation; it has the right to transfer such Target Outdoor Billboards and the Relevant Rights of Advertisement Operation to Party B (which means Party A has right to enter into and to consummate the transaction contemplated hereunder).

2.     Party B represents that: it is a company duly incorporated in China and is duly qualified to design, produce and release advertisements and serve as advertising agent in China for domestic and foreign clients and has right to enter into and to consummate the transaction contemplated hereunder.

3.     Each of the Parties warrants that the execution and performance of this Contact and the transaction contemplated hereunder will not in any way contradict the laws of the People’s Republic of China or any valid agreement between either Party hereto and third party.

IV Transfer of Ownership
1.     Party A agrees that it will coordinate the relevant matters with the existing advertisers with respect to the Target Outdoor Billboards and shall transfer the rights and obligations of Party A under the original advertising contracts to Party B within 7 working days of execution of this Contract.

2.     Party A agrees that it shall coordinate the relevant matters with the owner or holder of use right of the site occupied by the Target Outdoor Billboards and shall transfer the rights and obligations of Party A under the original contracts for site occupancy to Party B within 7 working days of execution of this Contract.

3.     Party A agrees that, subject to execution of this Agreement and first installment of the payment hereunder made by Party B, Party A shall deliver the Target Outdoor Billboards to be transferred hereunder to Party B on July 1, 2010 (the “Delivery Date”) and from then on Party B shall have right to operate and use such transferred billboards at its own discretion.

4.     The total prices of the original advertising contracts were RMB 7,300,000; as of June 30, 2010, Party A received RMB3,720,000 for advertisement releases under such contracts and RMB2,052,328 was due to Party A as of the Delivery Date (June 30, 2010)under such contracts. The advertising fee of RMB1,667,672 accrued following June 30, 2010 which has been received by Party A shall be set off against the transfer price to be paid by Party B hereunder;

5.     Given that the Shanghai government has temporarily suspended review and approval of outdoor advertisements, Party A shall assist Party B in obtaining all approvals required hereunder after resumption of such review and approval.

6.     As from the Delivery Date, the occupancy fees under the contracts for site occupancy between Party A and the right holders with respect to the sites occupied by the Target Outdoor Billboards shall be paid by Party B on such terms and in such amounts as specified by such contracts; and the occupancy fees accrued prior to the Delivery Date, i.e. RMB：843,488, shall be paid by Party A.

7.    Party A agree that it shall make reasonable efforts to assist Party B in securing all approvals for release of outdoor advertisements in Shanghai, so that Party B will be able to lawfully operate and use the Target Outdoor Billboards transferred.

8.    All charges incurred by each Party with respect to the transaction contemplated hereunder shall be paid by each Party respectively.

9. The Parties agree that, as from the Delivery Date, Party B shall become the rightful owner of the Target Outdoor Billboards and the Relevant Rights of Advertisement Operation.

             V. Payment of Transfer Price
The Parties agree that Party B shall pay 50% the transfer price to the account of Party A as designated below within 7 working days of the transfer day, i.e. RMB 7,166,164;

The Parties agree that Party B shall pay the remaining 50% the transfer price to the account of Party A as designated below within 7 working days of the day when all rights and obligations of Party A under the original advertising contracts and original contracts for site occupancy have been transferred to Party B, i.e. RMB 7,166,164;

Bank account information of Party A:
Name of account:
Bank:
Account No.:

VI. Obligations of Party A
 1.    Party A shall represent and warrant that it owns the full ownership of the Target Outdoor Billboards as of the date of the transfer of the same hereunder and the representations and warranties it has made hereunder are true, correct and complete;

2.     Party A represents and warrants that it has fulfilled all and any agreement of any kind between Party A and any third party with respect to the Target Billboards prior to the execution of this Contract with Party B, and that there is no outstanding or pending liabilities, disputes, controversies, proceedings or administrative penalties with respect to the Target Outdoor Billboards.

3.     Party A represents and warrants that, there is no proceedings or other rights or disposals with respect to the Target Outdoor Billboards and the land or house property they occupy arising at any time prior to execution of this Contract with Party B.  Such rights and disposals include but are not limited to transfer, pledge, mortgage, delegated management and conveyance of all or part of rights attached to the Target Outdoor Billboards and the land they occupy.

4.     Party A shall ensure that the Target Outdoor Billboards and the ancillary facilities (including without limitation lighting and electricity supply systems)thereto are in good order when they are delivered to Party B and guarantee the sufficient and uninterrupted electricity supply for the Target Outdoor Billboards after they are transferred to Party B.

5.     Party A shall guarantee the Target Outdoor Billboards are in safe condition and in compliance with national and local safety standards and requirements; in the event of any accident in relation to the Target Outdoor Billboards, Party A shall be liable for the consequence (and Party A shall present Party B with the safety inspection report regarding the billboards).

6.     Party A shall perform its obligations hereunder according to the terms of this Contract.

7.     In order to guarantee the rights of Party B under this Contract with respect to the Target Outdoor Billboards, Party A shall continue to provide the related facilities and assistances to Party B following the transfer of the billboards to Party B.

VII. Obligations of Party B
1.     Party B shall pay the transfer price hereunder in a timely manner in accordance with the terms of this Contract;

2.     Party B shall warrant that the advertisements it is to release are true and valid and in compliance with the applicable laws and regulations;

VIII. Liabilities for Breach of Contract
1.     Party A shall pay 10% of the transfer price as penalty to Party B if it has breached any provision of Article 6; if the penalty is insufficient to make up for the loss caused to Party B, Party A shall pay damages to Party B; at the same time Party B shall have right to terminate this Contract and the termination shall take effect when the termination notice of Party B is served with Party A; and Party A shall refund the transfer price that it has received from Party B to Party B once this Contract is so terminated.

2.     Party B shall pay 10% of the transfer price as penalty to Party A if it has breached paragraph 1 of Article 7.

3.     Party B may demand refund of all or part of the transfer price it has paid to Party A if Party B could not lawfully operate all or part of the Target Outdoor Billboards after the payment of the transfer price, and in such case it shall have right to terminate this Contract with effect from the date when its written notice of termination is served with Party A. The breaching party shall still be liable for the breach in accordance with the terms of this clause following the termination.

IX. Other provisions
1.     The Parties shall otherwise negotiate any matter not addressed herein; appendices hereto is an integral part hereof and shall be equally effective as the main body of the Contract.

2.     This Contract shall take effect upon execution by both Parties. This Contract is signed in four copies with equal force, two for Party A and the other two for Party B.

3.     Party A and Party B shall endeavor to resolve any dispute arising out the performance of this Contract through friendly consultation; if it could not be resolved through consultation within 30 working days, either Party may submit the dispute to Dalian Arbitration Committee for arbitration in accordance with its arbitration rules then in effect.

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(signature page)
Party A: Shanghai Haosheng Advertising Co., Ltd.
Legal Representative: /s/ Signed

Party B: Shanghai Vastitude Advertising & Media Co., Ltd.
Legal Representative: /s/ Signed

IN WITNESS WHEREOF, this Contract has been concluded in Shanghai at____(time) on July 8, 2010(date).